EXHIBIT 23(c)

Independent Auditors’ Consent

The Board of Directors

Seacoast Financial Services Corporation:

We consent to the incorporation by reference in the registration statement on Form S-4 of Seacoast Financial Services Corporation (the Company) of our report dated January 21, 2003, except as to Note 10 which is as of March 6, 2003, with respect to the consolidated balance sheet of the Company as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows, for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of the Company, and to the reference to our firm under the heading “Experts” and “Selected Consolidated Financial Data” in the registration statement/prospectus.

Our report refers to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

Boston, Massachusetts

December 17, 2003